Exhibit 16

[Letterhead of McKonly & Asbury, LLP]

July 8, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by the Donegal Mutual Insurance Company 401(k) Plan (the “Plan”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Plan’s Form 8-K report. We agree with the statements concerning our firm in such From 8-K

Very truly yours,

/s/ McKonly & Asbury, LLP

McKonly & Asbury, LLP
Certified Public Accountants